Exhibit 99.1

2701 Patriot Boulevard

Glenview, Illinois 60026

(847) 832-2420

MEAD JOHNSON CHIEF FINANCIAL OFFICER PETER G. LEEMPUTTE TO STEP DOWN

GLENVIEW, IL, March 4, 2015 — Mead Johnson Nutrition Company (NYSE: MJN) announced today that Peter G. Leemputte, its Executive Vice President and Chief Financial Officer, has decided to leave the company for personal reasons.  Effective March 13, 2015, he will transition his responsibilities to Charles Urbain.  Mr. Urbain, currently Mead Johnson’s Chief Development Officer, will serve as Interim CFO until a permanent replacement is named.  Mr. Leemputte will be available to assist in the transition through June 30, 2015.

Mr. Leemputte, 57, has been with Mead Johnson since September 2008.  He oversees the company’s accounting and reporting, financial planning, audit, tax, treasury, investor relations and information technology functions.

Kasper Jakobsen, President and Chief Executive Officer, said, “I would like to thank Pete for his service to Mead Johnson.  He has made a significant contribution to our company during a period of high growth, helping build our infrastructure to support our public company status and leaving behind a strong team.  He leaves the company in a condition of great financial strength.”

“I’ve been honored to be part of the winning team at Mead Johnson and to have contributed to our overall success during this most recent period of the company’s long and proud history,” said Mr. Leemputte.  “After working for nearly 37 years, I intend to slow down and spend more time with my family.  I look forward to watching the continued success of Mead Johnson.”

Mr. Urbain, 60, has been with the company for 28 years and has held a variety of senior line management positions.  Among other roles, he has led the company’s business in each of its regions, including Asia, and served as its Chief Financial Officer when Mead Johnson was still a division of Bristol-Myers Squibb.  As Chief Development Officer, Mr. Urbain is currently responsible for key administrative functions, including external business development, corporate communications and human resources.

Mr. Urbain spent his early career with Price, Waterhouse & Co. in London and subsequently held various positions in finance, tax and treasury at Schlumberger Limited, before joining Bristol-Myers Squibb.  He has a Master’s Degree in Law from the University of Witwatersrand in Johannesburg, South Africa, and completed post graduate studies at Warwick University and the London School of Economics in the United Kingdom.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide.  The company’s mission is to nourish the world’s children for the best start in life.  The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years.  The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, visit meadjohnson.com.

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CONTACTS

Investors:  Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com

Media:  Christopher Perille, (847) 832-2178, chris.perille@mjn.com